Exhibit 99(a)

Culp Announces Results for Second Quarter Fiscal 2009

HIGH POINT, N.C.--(BUSINESS WIRE)--December 4, 2008--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended November 2, 2008.

Financial Results

For the three months ended November 2, 2008, net sales were $52.3 million compared with $64.3 million a year ago. The company reported a net loss of $40.9 million, or $3.23 per diluted share, for the second quarter of fiscal 2009, compared with net income of $1.6 million, or $0.12 per diluted share, for the second quarter of fiscal 2008. Included in the net loss was a non-cash charge in the amount of $31.2 million for the establishment of a valuation allowance against all of the company's net deferred tax assets. On a pre-tax basis, the company reported a loss of $10.3 million, compared with pre-tax income of $1.5 million for the second quarter of fiscal 2008. The pre-tax results for the second quarter of fiscal 2009 included non-cash restructuring charges of $11.0 million related to fixed assets ($9.9 million) and inventories ($1.1 million) in the upholstery fabrics segment and cash restructuring charges of $840,000 related to lease and employee terminations, also in the upholstery fabrics segment. Excluding these charges in both periods, the company reported pre-tax income of $1.5 million for the second quarter of fiscal 2009, compared with $2.0 million for the second quarter of fiscal 2008. (A reconciliation of pre-tax income has been set forth on Page 7.)

For the six months ended November 2, 2008, the company reported net sales of $ 111.6 million compared with $129.6 million for the same period a year ago. Net loss for the first six months of fiscal 2009 was $40.1 million, or $3.17 per diluted share, compared with net income of $2.4 million, or $0.19 per diluted share, for the same period last year. This net loss included the $31.2 million non-cash charge in the second quarter described above. On a pre-tax basis, the company reported a loss of $9.1 million, compared with pre-tax income of $2.8 million for the first six months of fiscal 2008. The pre-tax results for the first six months of fiscal 2009 included non-cash restructuring and related charges of approximately $11.0 million related to fixed assets and inventories mentioned above and cash charges of $1.3 million in restructuring and related charges pertaining to lease and employee terminations. Excluding these charges in both periods, pre-tax income for the first six months of fiscal 2009 was $3.2 million, compared with $4.3 million for the first six months of fiscal 2008.

Establishment of Valuation Allowance for Deferred Income Taxes

The significant uncertainty in current and expected demand for furniture and mattresses, along with the prevailing uncertainty in the overall economic environment, has made it very difficult to forecast future performance, which would support the recoverability of the net deferred tax assets. Therefore, the company concluded that a valuation allowance of $31.2 million should be recorded against its net deferred tax assets. This asset resulted primarily from recording the income tax benefit of U.S. tax operating loss carryforwards over the last several years, which totals approximately $75 million. This non-cash charge has no effect on the company’s operations, loan covenant compliance, or the possible utilization of the loss carryforwards in the future. If and when the company utilizes any of these loss carryforwards to offset U.S. taxable income, the income tax benefit would be recognized at that time.

Restructuring Actions and Asset Impairment Charges

The company recorded restructuring and related charges, including fixed asset impairment charges, of $11.8 million (of which $11.0 million is non-cash) during the second quarter of fiscal 2009 related to its upholstery fabrics segment. Included in the non-cash charges are fixed asset write downs of $4.3 million related to building consolidations in its China operation, $1.1 million of inventory write downs related to further streamlining of its upholstery fabrics product line and raw material components, and $0.8 million related to the write down of the company’s corporate headquarters building in connection with its sale, as described further below. In addition, the company recorded a $4.8 million asset impairment charge as a result of the carrying value of its upholstery fabric fixed assets exceeding their fair value, as calculated under Statement of Financial Accounting Standards No. 144. The cash charges incurred include $0.4 million in lease termination expense related to the consolidations in the company’s China operation and $0.4 million in employee termination costs related to SG&A staffing reductions.

Corporate Headquarters

The company also announced that it entered into a contract, dated December 4, 2008, providing for the sale of its headquarters building in High Point, North Carolina, for a purchase price of $4.0 million. The contract also contemplates that the company would lease the building back from the purchaser for an initial term of three years. The contract is subject to the purchaser’s ability to obtain financing and right to terminate during a due diligence period ending January 9, 2009, and is also subject to approval by Culp’s lenders. The proceeds of the sale would be used by the company to pay down the bank loan that is currently secured by the building, which has a balance of approximately $6.2 million. The remaining balance of the loan would become an unsecured term loan from the same bank lender, subject to a one percent increase in the interest rate on the loan, and due in one payment on June 30, 2010. The closing on the sale is anticipated to occur on or before January 30, 2009.

Overview

Frank Saxon, chief executive officer of Culp, Inc., said, “The results for the second quarter include several substantial charges primarily related to the economic impact of the unprecedented business environment we are facing. These charges are mostly non-cash and do not have any significant effect on our operations or compliance with our loan covenants. Our financial position remains solid and we have generated $6.9 million in cash flow from operations in the first six months of this fiscal year.

“In this challenging environment, we are focused on strengthening our business models in both divisions to ensure we have operating platforms and cost structures that are agile and commensurate with expected demand levels. At the same time, we believe we are enhancing our competitive position as the leader in mattress fabrics and upholstery fabrics. In today’s environment, stability is critical and Culp continues to execute extremely well for our customers in terms of the reliability, value, innovation and service commitment we provide.”

Mattress Fabrics Segment

Mattress fabric (known as mattress ticking) sales for the second quarter were $28.0 million, a 22 percent decline compared with $36.0 million for the second quarter of fiscal 2008. On a unit volume basis, total yards sold decreased by 25 percent compared with the second quarter of fiscal 2008. The average selling price of $2.47 per yard for the second quarter of fiscal 2009 was approximately three percent higher than the same period a year ago due to product mix changes. Operating income for this segment was $3.3 million, or 11.6 percent of sales, compared with $3.9 million, or 10.8 percent of sales, for the prior-year period.

“We were pleased with the profitability in mattress fabrics in spite of a larger-than-expected decline in sales for the second quarter,” said Saxon. “The decline in sales reflects the extremely weak retail environment for the mattress industry as consumers are holding off on discretionary spending. In light of this environment, we are carefully managing our inventories and taking the necessary steps to reduce our operating costs.

“While market conditions remain very challenging, Culp continues to enjoy the leadership position in mattress fabrics,” added Saxon. “The acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, or B&H, completed during the second quarter, has gone well. We believe we have enhanced Culp’s excellent service platform with improved supply logistics from pattern inception to fabric delivery, allowing accelerated responsiveness and greater stability. With this acquisition, along with our woven fabrics expansion and recent finishing enhancements, Culp is now positioned with a large and modern, vertically integrated manufacturing platform in all major product categories of the mattress fabrics industry. This platform provides us with a strong competitive advantage as we aggressively pursue new business opportunities, and positions us very well when the industry eventually recovers. Our strategic focus in mattress fabrics continues to be on providing our customers with outstanding delivery performance, quality and innovative fabrics.”

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $24.2 million, a 14.5 percent decline compared with $28.3 million in the second quarter of fiscal 2008. Sales of cut and sewn kits were up significantly over the same period last year. Upholstery fabrics sales reflect very weak demand industry wide, as well as continued soft demand for U.S. produced upholstery fabrics driven by consumer preference for leather and suede furniture and other imported furniture and fabrics. Sales of non-U.S. produced products were $18.1 million in the second quarter, up seven percent over the prior year period, driven by a significant gain in cut and sewn kits. Sales of U.S. produced fabrics were $6.1 million, down 46 percent from the second quarter of fiscal 2008. Operating loss for the upholstery fabrics segment for the second quarter of fiscal 2009 was $804,000 compared with an operating loss of $1.4 million for the first quarter of this fiscal year.

Saxon remarked, “Industry conditions for upholstery fabrics have continued to be extremely challenging through the first half of fiscal 2009. The uncertain economy, depressed housing market and credit crisis are significantly influencing consumer demand for furniture and are affecting Culp’s upholstery fabric sales, mostly for U.S. produced goods. In response to this environment, during the second quarter we initiated a profit improvement plan in the upholstery fabrics business, which now includes the following major actions:

  Consolidated our China operations into fewer facilities and reduced excess manufacturing capacity, reducing costs by at least $2.0 million on an annualized basis.
  Implemented a 30 percent reduction in selling, general and administrative, or SG&A, expenses, which reduced these costs by $3.0 million on an annual basis.
  Reduced base compensation for executive and senior management and the company’s board of directors.
  Significantly reduced the cost structure of our U.S. velvet operation.
  Implemented a modest price increase on certain upholstery fabrics; and wherever possible, obtained price concessions from suppliers on certain high volume items where we could not increase our selling prices.

“We are pleased with the implementation of our profit improvement plan to date and believe our leaner operations provide us with a competitive advantage, especially in light of this difficult environment,” Saxon noted. “We are already realizing the benefits of these actions as reflected in a sequential improvement in our upholstery fabric segment with a smaller operating loss than the prior quarter. For the second quarter of fiscal 2009, SG&A expenses in upholstery fabrics were down 25 percent over the second quarter a year ago. As a result, we remain cautiously optimistic about our longer term prospects in the upholstery fabrics business, primarily due to the very favorable response we are getting from customers through significantly higher fabric placements, including cut and sewn kits. Our China-produced products provide a higher value to the customer and have been especially popular at recent furniture market events. We have established a mature and scalable model in China that will allow us to capitalize on this demand when the industry recovers. These are all favorable indicators for improving results over the long term. We remain committed to taking the necessary steps to achieve profitability in upholstery fabrics regardless of prevailing economic and business conditions.”

Balance Sheet

“We are very focused on maintaining a solid financial position and generating cash flow in this environment,” added Saxon. “At the end of the second fiscal quarter, our balance sheet reflected $8.5 million in cash and cash equivalents, compared with $4.9 million at the end of fiscal 2008. Total debt was $32.2 million at the end of the second quarter compared with $39.0 million a year earlier. During the second quarter, we added an $11.0 million unsecured term loan to finance the B&H acquisition. We recently received an extension on our $6.5 million unsecured bank line of credit through December 2009. This credit facility has had no borrowings outstanding since the original agreement was signed in 2002. We believe these new debt arrangements reflect the confidence of our lenders, especially notable in light of the current economic and credit situation. As of the end of the second quarter of fiscal 2009, Culp was in compliance with all of our loan covenants.”

Outlook

Commenting on the outlook for the third quarter of fiscal 2009, Saxon remarked, “We expect the prevailing economic uncertainties and issues surrounding the housing and credit crises will continue to adversely affect consumer demand for furniture and bedding products.

“We expect sales in our mattress fabrics segment to be down approximately 25 to 30 percent for the third quarter due to weak overall industry demand. Even with the unprecedented industry softness, operating income margin in this segment is expected to remain in the mid-to-upper single digit percent range, depending upon actual volume during the quarter.

“In our upholstery fabrics segment, we expect sales to also be down approximately 25 to 30 percent for the third quarter, due primarily to very weak demand in the retail furniture business, especially for US produced fabrics. We believe the upholstery fabric segment’s results will reflect performance in the range of breakeven to a moderate operating loss, and thus will show measurable improvement over the second quarter fiscal 2009 operating loss of $804,000 due to the profit improvement plans initiated in the second quarter.

“Considering these factors, we expect to report pre-tax results in the third quarter in the range of a $600,000 loss to a $300,000 profit, excluding restructuring and related charges. With the volatility and substantial charges in the income tax area during this fiscal year, the income tax expense or benefit and related tax rate for the third quarter are too uncertain to estimate. We currently expect to have minimal restructuring charges of approximately $100,000 in the third fiscal quarter. Including the restructuring and related charges, the company expects to report pre-tax results for the third fiscal quarter of 2009 in the range of a $700,000 loss to a $200,000 profit. (A reconciliation of the projected loss before taxes has been set forth on Page 6.) This is management's best estimate at present, recognizing that future financial results are difficult to predict because of the severe economic uncertainties, the difficulties facing the upholstery fabrics and mattress fabrics industries, and the internal changes underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

In closing, Saxon remarked, “We will continue to manage our business to improve profitability regardless of the current challenges we and our customers face. We believe we have a solid leadership position in both of our businesses, especially as we are seeing a declining base of competitors. We believe there are opportunities to further develop our mattress fabrics business with our improved manufacturing platform in both woven and knit product categories and our strong focus on delivering exceptional customer service. Although we face extraordinarily challenging conditions in the retail furniture industry, we are cautiously optimistic about the progress being realized with many major customers and from our profit improvement plan. We continue to be enthusiastic about the opportunities from our China platform, especially when demand improves. Above all, we are focused on execution for our customers as a reliable source of innovative products, delivery performance and quality.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the Company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Changes in consumer tastes or preferences toward products not produced by the Company could erode demand for the Company’s products. Strengthening of the U.S. dollar against other currencies could make the Company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the Company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the Company’s operations or sources of goods in those areas, as well as demand for the Company’s products in international markets. Also, the level of success in integrating the acquisition of assets from Bodet & Horst will affect the Company’s ability to meet its profitability goals. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the Company’s most recent annual report of Form 10-K filed with the Securities and Exchange Commission on July 9, 2008, for the fiscal year ended April 27, 2008.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	November 2,	October 28,	November 2,	October 28,
	2008	2007	2008	2007

Net sales	$52,263,000	$64,336,000	$111,585,000	$129,566,000
Income (loss) before income taxes	$(10,317,000)	$1,459,000	$(9,113,000)	$2,770,000
Net income (loss)	$(40,868,000)	$1,554,000	$(40,088,000)	$2,405,000
Net income (loss) per share:
Basic	$(3.23)	$0.12	$(3.17)	$0.19
Diluted	$(3.23)	$0.12	$(3.17)	$0.19
Income before income taxes, excluding restructuring and related charges and impairment charges*	$1,532,000	$1,991,000	$3,152,000	$4,276,000
Average shares outstanding:
Basic	12,650,000	12,635,000	12,649,000	12,609,000
Diluted	12,650,000	12,809,000	12,649,000	12,776,000

*Excludes restructuring and related charges of $11,849,000 for the second quarter of fiscal 2009. Excludes restructuring and related charges of $12,265,000 for the first six months of fiscal 2009.

*Excludes restructuring and related charges of $532,000 for the second quarter of fiscal 2008. Excludes restructuring and related charges of $1.5 million for the first six months of fiscal 2008.

CULP, INC.
Reconciliation of Income (Loss) before Income Taxes as Reported to Pro Forma Income before Income Taxes
(Unaudited)

	Three Months Ended		Six Months Ended
	November 2,	October 28,	November 2,	October 28,
	2008	2007	2008	2007

Income (loss) before income taxes, as reported	$(10,317,000)	$1,459,000	$(9,113,000)	$2,770,000
Restructuring and related charges	$11,849,000	$532,000	$12,265,000	$1,506,000

Pro forma income before income taxes	$1,532,000	$1,991,000	$3,152,000	$4,276,000

Reconciliation of Projected Range of Income (Loss) before Income Taxes to Projected Range of Pro Forma Income (Loss) before Income Taxes
(Unaudited)

Three Months Ending
February 1, 2009
Projected range of income (loss) before income taxes	($600,000) - $300,000
Projected restructuring and related charges	$100,000
Projected range of pro forma income (loss) before income taxes	($700,000) - $200,000

CONTACT:
Culp, Inc.
Investor Contact:
Kenneth R. Bowling, 336-881-5630
Chief Financial Officer